PROSPECTUS SUPPLEMENT dated April 17, 1998
to Prospectus dated April 8, 1997

                         THE CHASE MANHATTAN CORPORATION

      The Prospectus of The Chase Manhattan Corporation dated April 8, 1997 (the "Prospectus") is hereby supplemented by the addition of the following:

      1. The section entitled "DESCRIPTION OF COMPANY DEBT SECURITIES--Company Senior Securities" is hereby amended by the addition of the following description of the principal terms of the Company Senior Securities (as defined in the Prospectus) issued since the date of the Prospectus:

Terms and Provisions of Senior Medium-Term Notes, Series C

      Set forth below is a table indicating the issuance date and the maturity date of the $1,852,084,000 aggregate principal amount of Senior Medium Term Notes, Series C (the "Senior Series C Notes"), issued since the date of the Prospectus. The Senior Series C Notes are not subject to any sinking fund and are not redeemable prior to their stated maturity except as stated below. The Senior Series C Notes have either (a) fixed interest rates or (b) floating interest rates which are reset periodically be reference to an interest rate basis or formula.

Issuance Date      Principal Amount   Maturity Date      Rate
-------------      ----------------   -------------      ----

June 26, 1997      $100,000,000       June 26, 2000      LIBOR Telerate reset
                                                         monthly + 0.02%

August 5, 1997     $300,000,000       August 5, 2027     Zero coupon

August 15, 1997    $115,000,000       August 15, 2017    Zero coupon

January 12, 1998   $150,000,000       January 12, 2000   LIBOR Telerate reset
                                                         quarterly

January 12, 1998   $ 75,000,000       January 12, 2001   LIBOR Telerate reset
                                                         quarterly + 0.025%

January 15, 1998   $ 75,000,000       January 14, 2000   Prime reset daily
                                                         minus 2.78%

January 20, 1998   $ 15,000,000       January 21, 2003   LIBOR Telerate reset
                                                         monthly + 0.14%

January 20, 1998   $ 20,000,000       January 20, 2000   LIBOR Telerate reset
                                                         quarterly minus 0.01%

Issuance Date      Principal Amount   Maturity Date      Rate
-------------      ----------------   -------------      ----

January 20, 1998   $250,000,000       January 20, 2000   Prime reset daily
                                                         minus 2.79%

January 21, 1998   $ 75,000,000       January 21, 2000   Prime reset daily
                                                         minus 2.79%

February 13, 1998  $ 66,000,000       February 13, 2003  LIBOR Telerate reset
                                                         quarterly + 0.15%

February 20, 1998  $ 11,084,000       February 22, 2028  LIBOR Telerate reset
                                                         monthly minus 0.10%.

February 26, 1998  $100,000,000       February 26, 2001  LIBOR Telerate reset
                                                         quarterly + 0.06%

March 25, 1998     $500,000,000       March 25, 1999     LIBOR Telerate reset
                                                         quarterly minus 0.09%


      2. The section entitled "DESCRIPTION OF COMPANY DEBT SECURITIES--Company Subordinated Securities" is hereby amended by the addition of the following description of the principal terms of the Company Subordinated Securities (as defined in the Prospectus) issued (or to be issued) since the date of the
Prospectus:

Terms and Provisions of 7 1/4% Subordinated Notes Due 2007

      The 7 1/4% Subordinated Notes Due 2007 (the "7 1/4% 2007 Notes") are limited to $320,000,000 aggregate principal amount and will mature on June 1, 2007. The 7 1/4% 2007 Notes are not redeemable prior to maturity and no sinking fund is provided for the 7 1/4% 2007 Notes. The 7 1/4% 2007 Notes bear interest from May 21, 1997, payable semiannually in arrears on each June 1 and December 1, commencing December 1, 1997 to the persons in whose names the 7 1/4% 2007 Notes are registered at the close of business on the fifteenth day of May or November preceding such June 1 or December 1.

Terms and Provisions of 7 1/8% Subordinated Notes Due 2009

      The 7 1/8% Subordinated Notes Due 2009 (the "7 1/8% 2009 Notes") are limited to $250,000,000 aggregate principal amount and will mature on June 15, 2009. The 7 1/8% 2009 Notes are not redeemable prior to maturity and no sinking fund is provided for the 7 1/8% 2009 Notes. The 7 1/8% 2009 Notes bear interest from June 12, 1997, payable semiannually in arrears on each June 15 and December 15, commencing December 15, 1997, to the persons in whose names the 7 1/8% 2009 Notes are registered at the close of business on the first day of June or December preceding such June 15 or December 15.

Terms and Provisions of 6 3/8% Subordinated Notes Due 2008

      The 6 3/8% Subordinated Notes Due 2008 (the "6 3/8% 2008 Notes") are limited to $200,000,000 aggregate principal amount and will mature on February 15, 2008. The 6 3/8% 2008 Notes are not redeemable prior to maturity and no sinking fund is provided for the 6 3/8% 2008 Notes. The 6 3/8% 2008 Notes bear interest from February 11, 1998, payable semiannually in arrears on each February 15 and August 15, commencing August 15, 1998, to the persons in whose names the 6 3/8% 2008 Notes are registered at the close of business on the first day of February or August preceding such February 15 or August 15.

Terms and Provisions of 6 3/8% Subordinated Notes Due April 1, 2008

      The 6 3/8% Subordinated Notes Due April 1, 2008 (the "6 3/8% April 1, 2008 Notes") are limited to $250,000,000 aggregate principal amount and will mature on April 1, 2008. The 6 3/8% April 1, 2008 Notes are not redeemable prior to maturity and no sinking fund is provided for the 6 3/8% April 1, 2008 Notes. The 6 3/8% April 1, 2008 Notes bear interest from April 7, 1998, payable semiannually in arrears on each April 1 and October 1, commencing October 1, 1998, to the persons in whose names the 6 3/8% 2008 April 1, Notes are registered at the close of business on the 15th day of March or September preceding such April 1 or October 1.

Terms and Provisions of Subordinated Medium-Term Notes, Series A

      Set forth below is a table indicating the issuance date and the maturity date of the $545,000,000 aggregate principal amount of Subordinated Medium Term Notes, Series A (the "Subordinated Series A Notes"), issued since the date of the Prospectus. The Subordinated Series A Notes are not subject to any sinking fund and are not redeemable prior to their stated maturity except as stated below. The Subordinated Series A Notes have either (a) fixed interest rates or
(b) floating interest rates which are reset periodically be reference to an interest rate basis or formula.

Issuance Date       Principal Amount   Maturity Date        Rate
-------------       ----------------   -------------        ----

September 24, 1997  $100,000,000       September 15, 2006   6.75%

November 5, 1997    $ 20,000,000       November 5, 2012     7.00%

November 20, 1997   $ 25,000,000       November 20, 2017    7.00%

December 4, 1997    $ 25,000,000       December 15, 2017    7.00%

December 12, 1997   $ 25,000,000       December 12, 2012    6.875%

December 18, 1997   $ 50,000,000       December 18, 2017    7.00%

Issuance Date       Principal Amount   Maturity Date        Rate
-------------       ----------------   -------------        ----

December 26, 1998   $ 25,000,000       December 10, 2013    7.00%

February 23, 1998   $ 25,000,000       February 23, 2018    6.625%

March 2, 1998       $ 25,000,000       March 2, 2018        6.75%

April 17, 1998      $225,000,000       April 17, 2028       Zero Coupon